RAIT Investment Trust (Form: 8-K)	Page 1 of 4

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 29, 2004

RAIT Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	1-14760	23-2919819

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o RAIT Partnership, L.P., 1818 Market Street, 28th Floor, Philadelphia, PA		19103

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(215) 861-7900

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 9.01. Financial Statements and Exhibits
SIGNATURES
UNDERWRITING AGREEMENT DATED SEPTEMBER 29, 2004
ARTICLES SUPPLEMENTARY
FORM OF STOCK CERTIFICATE
STATEMENT RE COMPUTATION OF RATIOS

RAIT Investment Trust (Form: 8-K)	Page 2 of 4

Item 1.01. Entry into a Material Definitive Agreement.

On September 29, 2004, we entered into an Underwriting Agreement between ourselves and Friedman, Billings, Ramsey & Co., Inc., as representative of the underwriters named in the Underwriting Agreement. Pursuant to this Underwriting Agreement, we agreed to sell to the underwriters 2,000,000 of our 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest. In addition, we granted the underwriters an option exercisable within 30 days to purchase up to an additional 300,000 Series B preferred shares to cover over-allotments, if any. The underwriters will pay us a purchase price per Series B preferred share of $24.2125 (after deducting from the public offering price of $25.00 per share underwriting discounts of $0.7875 per share) for all shares purchased. The Underwriting Agreement is subject to customary representations and warranties, indemnification provisions and closing conditions. We expect the transaction to close on Tuesday, October 5, 2004. The foregoing description of this Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement filed as exhibit 1.1 to this report.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the offering of our 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest described in Item 1.01 above, we filed Articles Supplementary setting forth the terms and provisions of our Series B preferred shares with the Department of Assessments and Taxation of the State of Maryland on September 30, 2004. These Articles Supplementary were effective on filing and had the effect of amending our declaration of trust.

These Articles Supplementary classify 2,300,000 authorized but unissued shares of our preferred shares of beneficial interest into 2,300,000 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest. The Series B preferred shares pay cumulative cash dividends in an amount equal to $2.09375 per share each year. Dividends are payable quarterly in arrears. The liquidation preference for the Series B preferred shares is $25 per share, plus an amount equal to accumulated, accrued and unpaid dividends, whether or not earned or declared. The Series B preferred shares are not redeemable prior to October 5, 2009, except in limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT. On and after October 5, 2009, we will be able to redeem the Series B preferred shares for cash, in whole or from time to time in part, at a price per share equal to the liquidation preference plus accumulated, accrued and unpaid dividends, if any, to the redemption date. The Series B preferred shares rank prior to our common shares, and on a parity with our 7.75% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. Holders of Series B preferred shares will generally not have any voting rights. If, however, we did not pay dividends on the Series B preferred shares for six or more quarterly periods, whether or not consecutive, holders of the Series B preferred shares (voting as a single class with the holders of other classes or series of shares ranking on a parity with the Series B preferred shares which are entitled to similar voting rights) will be entitled to elect two additional trustees to our board of trustees until all unpaid dividends on the Series B preferred shares and such other shares have been paid or declared and set apart for payment. Certain material adverse changes to the terms of the Series B preferred shares cannot be made without the affirmative vote of at least two-thirds of the outstanding Series B preferred shares. The foregoing description is qualified in its entirety by reference to the Articles Supplementary for the Series B preferred shares filed as exhibit 3.1 to this report. The form of stock certificate for the Series B preferred shares is filed as exhibit 4.1 to this report.

Item 8.01. Other Events.

Our statement regarding the computation of ratios included in our prospectus supplement relating to our offering of 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest referenced in Items 1.01 and 5.03 above is filed as exhibit 12.1 to this report.

RAIT Investment Trust (Form: 8-K)	Page 3 of 4

Item 9.01. Financial Statements and Exhibits.

Exhibits.

(c) The following exhibits are filed with this report:

Exhibit Number	Description

1.1
Underwriting Agreement, dated September 29, 2004, by and among RAIT Investment Trust, RAIT Partnership, L.P. and Friedman, Billings, Ramsey & Co., Inc., as representative for the underwriters named therein.

3.1	Articles Supplementary relating to RAIT Investment Trust 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest.

4.1	Form of Stock Certificate for the RAIT Investment Trust 8.375% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest.

12.1	Statements re Computation of Ratios.

RAIT Investment Trust (Form: 8-K)	Page 4 of 4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAIT Investment Trust (Registrant)

October 1, 2004	By:	Ellen J. DiStefano

Name: Ellen J. DiStefano Title: Chief Financial Officer and Executive Vice President